              To Become Effective Upon Filing Pursuant to Rule 462
     As filed with the Securities and Exchange Commission February 6, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ACTRADE FINANCIAL TECHNOLOGIES LTD.
                     (Formerly Actrade International, Ltd.)
             [Exact Name of Registrant as Specified in its Charter]
                        Commission File Number: 0-18711

              Delaware                           13-3437739
   [State of Incorporation]           [IRS Employer Identification No.]

                   7 Penn Plaza, Suite 422, New York NY 10001
                     [Address of Principal Executive Office]

                      ACTRADE FINANCIAL TECHNOLOGIES LTD.
                             2001 STOCK OPTION PLAN
                             [Full Name of The Plan]

      ELIZABETH MELNIK, SECRETARY OF ACTRADE FINANCIAL TECHNOLOGIES LTD.,
                  7 PENN PLAZA, SUITE 422, NEW YORK, NY 10001
                                 (212) 563-1036
            [Name, Address and Telephone Number of Agent for Service]
                       With Copy to: YVONNE REBATTA, ESQ.
                   7 PENN PLAZA, SUITE 422, NEW YORK, NY 10001
                               TEL: (212) 563-1036

                        CALCULATION OF REGISTRATION FEE

 TITLE OF             AMOUNT TO BE     PROPOSED      PROPOSED           AMOUNT OF
SECURITIES            REGISTERED(1)    MAXIMUM        MAXIMUM         REGISTRATION
  TO BE                                OFFERING      AGGREGATE             FEE
REGISTERED                             PRICE          OFFERING
                                       PER SHARE(2)    PRICE(2)
Common Stock, par
value $0.0001         4,065,619       $13.94(a)       $56,674,729(a)     $14,169

Common Stock, par       934,381       $25.91(b)       $24,209,812(b)     $ 6,052
value $0.0001

Total Fee                                                                $20,221
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------
(1) This Registration Statement covers up to 5,000,000 shares (the "Shares") of Common Stock of Actrade Financial Technologies Ltd. (the "Company"), par value $.0001 per share, to be issued under the Actrade Technologies Ltd. 2001 Stock Option Plan (the "Plan")
(2) (a) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee on the basis of the average of the exercise price of presently outstanding options and warrants not yet exercised.
(b) Pursuant to Rule 457(c), estimated solely for the purpose of calculating the registration fee on the basis of the average of the bid and asked sale prices of the Registrant's Common Stock on the NASDAQ National Market on January 1, 2001.

PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     Plan Information.*

ITEM 2.     Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of
Part II of the Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1) under the Act.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into the Registration Statement:

         (a) Registrant's latest Annual Report on Form 10-K filed pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, (the "Exchange Act") or the Company's latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, which contains, either directly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed;

         (b) All other documents listed below and any future filings the Registrant will make with the Commission under Section 13(a) or 15(d) of the Exchange Act or the registration statement referred to in (a) above:

         Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 2000 and Current Reports on Form 8-K filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act;

         The description of the Registrant's common stock contained in its registration statement on Form 8-A, as filed in June, 1990 with the Commission; and

         All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-register all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.  Description of Securities.

The authorized capital stock of the Company consists of 100,000,000 Shares of common stock, par value $.0001 per Share. The holders of common stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote at all meetings of shareholders.

Since its inception, the Company has not paid any cash dividend on its Common Stock and does anticipate that it will pay cash dividends in the foreseeable future.

Registrant is registering hereunder 5,000,000 shares of its authorized but unissued common stock which are intended to be issued upon the exercise of the 5,000,000 options and warrants pursuant to the Plan. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid and non-assessable.

ITEM 5. Interests of Named Experts and Counsel.

            Not Applicable.

ITEM 6.  Indemnification of Directors and Officers.

The Registrant has purchased and maintains a Directors, Officers and Corporate Liability Insurance Policy with National Union Fire Insurance Company of Pittsburgh, PA. on behalf of any person who is a director or officer of the Registrant against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such.

Pursuant to Delaware General Corporation Law Section 145, Registrant may indemnify its directors, officers, employees or agents against liabilities which they may incur in their capacity as such. Section 145 contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). The by-laws of the Company state that the indemnification provisions of Section 145 of the Delaware General Corporation Law shall be utilized to the fullest extent permitted thereby.

ITEM 7.  Exemption From Registration Claimed.

                  Not Applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed as part of the Registration Statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

EXHIBIT NO.                DESCRIPTION

4.1 Form of Common Stock certificate (incorporated by reference to Copy of Certificate of Common Stock, filed previously as
         Exhibit 4 to Registrants S-18 Registration Statement, amendments and post-effective amendments thereto, under SEC file No. 33-15950-NY.

4.2      Actrade Financial Technologies Ltd. 2001 Stock Option Plan.

4.3      Form of Stock Option Agreement in connection with Actrade Financial
         Technologies Ltd. 2001 Stock Option Plan.

5.0 Opinion of Legal Counsel as to the legality of the securities being registered.

5.1      Consent of Legal Counsel (included in Exhibit 5.0 hereto)

23.1     Consent of Independent Auditors.

24 Powers of Attorney from the members of the Board of Directors or the Registrant (contained on the signature page).



ITEM 9.     UNDERTAKINGS.

         Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high amounts of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 124(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraph 9(1)(i) and 9(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Registration Statement Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York on the 5th day of February, 2001.

                                  ACTRADE FINANCIAL TECHNOLOGIES LTD.
                                  (REGISTRANT)

                                  BY: /s/ AMOS AHARONI
                                     ------------------------------------------
                                     AMOS AHARONI, CHAIRMAN OF THE BOARD

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Alexander C. Stonkus, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



         SIGNATURES                      TITLE                       DATE


/s/ Amos Aharoni                  Chairman of the Board                    February 5, 2001
-------------------------
Amos Aharoni

/s/ Alexander C. Stonkus          President and Chief Executive            February 5, 2001
-------------------------         Officer and Director
Alexander C. Stonkus

/s/ Joseph D'Alessandris          Chief Financial Officer                  February 5, 2001
-------------------------
Joseph D'Alessandris

/s/ Elizabeth Melnik              Secretary/Treasurer                      February 5, 2001
-------------------------         and Director
Elizabeth Melnik

/s/ John Woerner                  Vice President and Director              February 5, 2001
-------------------------
John Woerner

/s/ Harry Friedman                Director                                 February 5, 2001
-------------------------
Harry Friedman

/s/ Robert Furstner               Director                                 February 5, 2001
-------------------------
Robert Furstner





8